EXHIBIT 23.5

Consent of Independent Registered Public Accounting Firm

To the Board of Managers
Ministry Partners Investment Company, LLC
Brea, California

We hereby consent to the use, in the Form S-1/A Pre-Effective Amendment No. 3 to Registration Statement dated July 10, 2012 of Ministry Partners Investment Company, LLC, of our report dated March 30, 2012 accompanying the consolidated financial statements of Ministry Partners Investment Company LLC and subsidiaries as of December 31, 2011 and 2010 and for the years then ended contained in such Form S-1/A Pre-Effective Amendment No. 3 to Registration Statement.

We also consent to the use of our name and the statements with respect to us, as appearing under the heading “Experts” in the Form S-1/A Pre-Effective Amendment No. 3 to Registration Statement.

/s/ Hutchinson and Bloodgood LLP

Glendale, California
July 3, 2012